UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT: March 20, 2007
(Date of earliest event reported)
Commission file number 0-4065-1

Lancaster Colony Corporation
(Exact name of registrant as specified in its charter)

Ohio	13-1955943
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

37 West Broad Street	43215
Columbus, Ohio	(Zip Code)
(Address of principal executive offices)
614-224-7141
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
     On March 20, 2007, Lancaster Colony Corporation, (“the Company”) committed to a plan to close its industrial glass manufacturing operation located in Lancaster, Ohio. This decision is intended to enable the Company to focus resources in its more profitable operations as well as improve overall financial performance. It is anticipated that production at the manufacturing facility will be largely phased out by June 30, 2007 with certain sales and distribution activities continuing late into the calendar year. Accordingly, while timing of the disposal of the associated real estate is difficult to predict, it is expected that active business operations will effectively cease by the end of the calendar year.
     The Company’s preliminary estimate of the total pretax charges to be incurred in connection with this closure is approximately $5 to $7 million. Costs associated with one-time termination benefits and other employee costs, including those related to the union pension plan, are estimated to be approximately $1 million. Costs associated with the write-down of various assets and disposal-related activities are estimated to be approximately $4 to $6 million. Cash expenditures are expected to be approximately $3 million.
     A copy of a press release issued by the Company announcing the commitment to the plan of closure is attached as Exhibit 99.1
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits:
99.1	Press Release dated March 21, 2007, filed herewith

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lancaster Colony Corporation

(Registrant)

Date:	March 22, 2007	By:	/s/John L. Boylan

John L. Boylan
Treasurer, Vice President,
Assistant Secretary and
Chief Financial Officer
(Principal Financial
and Accounting Officer)

INDEX TO EXHIBITS

Exhibit
Number	Description	Located at
99.1	Press Release dated March 21, 2007	Filed herewith